Exhibit 10.1

HOME SALE LOSS PROTECTION AGREEMENT

This Home Sale Loss Protection Agreement (“Agreement”) is entered into this 3rd day of April 2018, by and between The Taubman Company LLC, a Delaware limited liability company (“TTC”) and Paul Wright ("Employee"). In consideration of the mutual covenants contained in this Agreement, TTC and Employee agree as follows:
Employee Residence. As part of Employee’s relocation to work at TTC’s corporate office in Bloomfield Hills, Michigan, Employee purchased a residence located at [ ] (the “Residence”).
1.Termination as a result of a Change in Control. If Employee is terminated prior to March 1, 2020 as a result of a “Change in Control” of TTC, then TTC agrees to reimburse Employee for any Loss (defined below) on the sale of the Residence, in accordance with the terms and conditions of this Agreement. TTC shall not have a responsibility to make any payment regarding any Loss for a termination for cause or for any reason other than a termination due to a Change in Control. The term “Change in Control” shall have the meaning ascribed to it in the Company’s Severance Plan (Taubman Severance Plan for Employees, Policy 2.4) effective as of the date of this Agreement.

2.Loss. A “Loss” shall mean the difference in the purchase price of the Residence that Employee paid to purchase the Residence and the sale price paid to Employee as part of a sale by Employee to a subsequent purchaser (such sale price to be reduced by any sales commissions and transaction costs incurred by Employee as part of such sale) of the Residence provided that:

A.	Employee fully participates in TTC’s sponsored home marketing program;

B.	The Residence is listed for sale at a reasonable and market rate as advised by independent realtor (and confirmed by appraisal if requested by TTC); and

C.	TTC is provided with all relevant documentation related to the purchase and sale of the Residence.

The amount of the Loss shall not include any amounts related to capital improvements of the Residence, upgrades or maintenance work completed on the Residence.
3.Payment. TTC will be responsible to reimburse Employee for eighty percent (80%) of the Loss, not to exceed five hundred thousand dollars ($500,000). Payment shall be made within 30 days after TTC’s receipt of the required documentation regarding the Loss.

4.Tax Considerations. TTC’s payment to Employee regarding the Loss shall be taxable as income under US State and Federal Law and subject to tax withholdings in accordance with applicable law.

5.Attorneys’ Fees. In the event any dispute or litigation between TTC and Employee arise out of or in connection with this Agreement, the prevailing party in such suit or action shall be entitled to recover from the other party any and all expense and costs, including reasonable attorney's fees, incurred in connection with such suit or action.

6.Notice. Any notice required to be given or which may be given to a party to this Agreement shall be forwarded in writing, by personal delivery, by certified mail (return receipt requested), or overnight mail to TTC at the following address: The Taubman Company LLC, 200 East Long Lake Rd, Suite 300, Bloomfield Hills, MI 48304-2324, and to Employee at the following address: [ ], or at such other address or addresses as TTC or Employee may, from time to time, designate in writing to the other party.

7.Compliance with Laws. This Agreement is governed by and construed in accordance with the laws of the state of Michigan. If any provision of this Agreement is ruled invalid by a court of proper jurisdiction, then the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Employee shall comply with all, present and future, federal, state and local, statutes, ordinances and regulations of all governmental authorities having jurisdiction over the parties hereto and this Agreement.

8.Entire Agreement. This Agreement, represents the entire Agreement between the parties related to the subject matter hereto and supersedes all prior negotiations, representations, writings or agreements between the parties, whether oral or written regarding the specific subject matter. No amendment or modification to this Agreement shall be binding unless it shall be in a writing signed by both parties. This Agreement shall not be binding and effective unless signed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement.  The counterparts may be executed and delivered by email, facsimile or other electronic signature, by any of the parties, to any other party, and the receiving party may rely on the receipt of such document so executed and delivered by email, facsimile or other electronic means, as if the original had been received.  Copies of signatures, whether hard copies or electronic copies, shall be treated the same as original signatures for all purposes.

This Home Sale Loss Protection Agreement entered into as of the day and year first written above.

TTC By: /s/ Chris Heaphy, of The Taubman Company LLC Name: Chris Heaphy	Employee /s/ Paul Wright Paul Wright